Exhibit 10.7
Part II Award Agreement

PERFORMANCE CASH AWARD AGREEMENT
PNM RESOURCES, INC. SECOND AMENDED AND RESTATED
OMNIBUS PERFORMANCE EQUITY PLAN

PNM Resources, Inc., a New Mexico corporation, (“PNMR” or the “Company”) hereby awards to «First» «Last» (the “Participant”), a Participant in the PNM Resources, Inc. Second Amended and Restated Omnibus Performance Equity Plan (the “Plan”), as it may be amended, a Performance Cash Award (the “Award”) effective as of April 27, 2009.

Capitalized terms used in this Performance Cash Award Agreement (the “Agreement”) and not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

1.     Grant.  Company hereby awards to Participant the opportunity to earn a cash payment in an amount equal to the Threshold, Target or Maximum Award levels listed in Section 4(a) and (b), based upon Company’s performance over the Performance Period (defined in Section 3), in accordance with and subject to the terms and conditions set forth in this Agreement.  In no event will the Award exceed the Maximum Award levels indicated in Section 4(a) and (b).  If Participant is a Covered Employee, the Award is intended to be a Performance-Based Award granted pursuant to Section 12 of the Plan.

2.     Award Subject to Plan.  This Award is granted pursuant to the Plan, the terms of which are hereby incorporated by reference.

3.     Performance Period.  The Performance Period for this Award began on April 1, 2009 and ends on December 31, 2011.

4.     Performance Goals; Amount of Award.  The amount of the Award to which Participant is entitled pursuant to this Agreement, if any, is based upon the level of Company’s achievement with respect to the two Performance Goals described in this Section.  Each of the Performance Goals described in this Section will account for fifty percent of the Participant’s total Award opportunity.

(a)     Funds from Operations to Debt (“FFO to Debt”) Ratio Goal:  Fifty percent of Participant’s Award will be determined based upon Company’s FFO to Debt Ratio during the Performance Period (the “FFO to Debt Ratio Portion”), as set forth in this Section 4(a).

(i)     FFO to Debt Ratio Defined.  For purposes of this Agreement, the term FFO to Debt Ratio means Company’s funds from operations (as determined conclusively by Company) for the fiscal year ending on the last day of the Performance Period divided by Company’s total debt outstanding, including any long-term leases and unfunded pension plan obligations, as of the last day of the Performance Period.

(ii)     FFO to Debt Ratio Award Levels:  Company’s achievement of the FFO to Debt Ratio Goal will determine the amount of the FFO to Debt Ratio Portion of the Award to which Participant is entitled as set forth below:

If Company’s FFO to Debt Ratio over the Performance Period is:	The FFO to Debt Ratio Portion of the Award to Participant will be
Greater than 15.0% but does not exceed 15.5%	[$_______] (the Threshold Award), adjusted as described below.[1]
Greater than 15.5% but does not exceed 16%	[$_______] (the Target Award), adjusted as described below.[2]
Greater than 16.0%	[$_______] (the Maximum Award), adjusted as described below.[3]

If Company’s FFO to Debt Ratio for the Performance Period is equal to or less than 15.0% no payment will be due with respect to the FFO to Debt Ratio Portion of the Award.  If Company’s FFO to Debt Ratio for the Performance Period exceeds 15.0% but does not exceed 15.5%, the FFO to Debt Ratio Portion of Participant’s Award will be interpolated between the Threshold and Target Award levels.  If Company’s FFO to Debt Ratio for the Performance Period exceeds 15.5% but does not exceed 16.0%, the FFO to Debt Ratio Portion of Participant’s Award also will be interpolated between the Target and Maximum Award levels.

(b)     Environmental Goal:  Fifty percent of Participant’s Award will be determined based upon Company’s attainment of the Environmental Goal (the “Environmental Goal Portion”), as set forth in this Section 4(b).

(i)     Environmental Goal Defined.  For purposes of this Agreement, the term “Environmental Goal” means the reduction in the emission levels of (1) nitrous oxide, (2) sulfur dioxide, (3) particulate matter, and (4) mercury (the “Pollutants”) at Company’s San Juan Generating Station (“SJGS”) during the Performance Period to levels that are less than the limits on the emissions of such Pollutants set forth in the Consent Decree entered by the United States District Court for the District of New Mexico on May 10, 2005 in the case of Grand Canyon Trust and Sierra Club v. Public Service Company of New Mexico, Case No. CIV 02-552 (the “Consent Decree”).  The Consent Decree limits are set forth in the following table.

Pollutant	Consent Decree Limit
Nitrous Oxide	3.24 pounds/megawatt hour
Sulfur Dioxide	1.51 pounds per megawatt hour
Mercury	90% removal efficiency[4]
Particulates	0.16 pounds per megawatt hour

Company will use the following method for determining the level of attainment of the Environmental Goal:  (A) Company will measure the emission levels of each of the Pollutants from the SJGS over the course of the Performance Period; (B) Company then will compare the actual emission level for each Pollutant to the Consent Decree limit; (C) next, Company will
____________________________
1  Insert 50% of the total Threshold Award set by the Committee.
2  Insert 50% of the total Target Award set by the Committee.
3  Insert 50% of the total Maximum Award set by the Committee.
4  Company has assumed in establishing the Environmental Goal that, for purposes of measuring Mercury emission reductions, the Consent Decree limit is 90% removal.

calculate the simple percentage variance between the emission of such Pollutant from SJGS and the limit set forth in the Consent Decree, positive or negative (if actual emission level is less than the Consent Decree limit it will result in a positive percentage variance); (D) Company will then add the percentage variances for all four Pollutants and divide the sum of such percentage variances by four to calculate the average variance for the Pollutants.  The average variance for the Pollutants will determine the level of Company’s attainment of the Environmental Goal.

(ii)    Environmental Goal Award Levels.  Company’s level of achievement of the Environmental Goal (described above) will determine the amount of the Environmental Goal Portion of the Award to which Participant is entitled as set forth below:

If the average variance between the level of emission of the Pollutants at SJGS and the limits set forth in the Consent Decree over the Performance Period is:	The Environmental Goal Portion of Participant’s Award will be:
Greater than or equal to 10%	[$______] (the Threshold Award), adjusted as described below.[5]
Greater than or equal to 12%	[$______] (the Target Award), adjusted as described below.[6]
Greater than or equal to 14%	[$______] (the Maximum Award) adjusted as described below.[7]

If the level of attainment of the Environmental Goal is not greater than or equal to 10%, no payment for the Environmental Goal Portion of the Award will be due pursuant to this Agreement.  If the level of attainment of the Environmental Goal is greater than 10% but less than 12%, the amount of the Environmental Goal Portion of the Award to which Participant is entitled will be interpolated between the Threshold and Target Award levels.  If the level of attainment of the Environmental Goal is greater than 12% but less than 14%, the amount of the Environmental Goal Portion of the Award to which Participant is entitled also will be interpolated between the Target and Maximum Award levels.

(iii)   Discretion to Reduce Environmental Goal Portion of Award.  The Committee, in its sole discretion, may reduce (but not increase) the Environmental Goal Portion of the Award, if any, to which Participant is entitled based on such factors as the Committee determines to be appropriate.

5.     Determination of Performance Goals and Awards Payable.  The Committee will determine the FFO to Debt Ratio and the level of attainment of the Environmental Goals for the Performance Period and the amount of the Award to which Participant is entitled, if any, on or before February 28, 2012.  If payment of an Award to Participant requires approval of the Board of Directors, the Committee will submit its recommendation with respect to such

______________________________
5  Insert 50% of the total Threshold Award set by the Committee.
6  Insert 50% of the total Target Award set by the Committee.
7  Insert 50% of the total Maximum Award set by the Committee.

Participant’s Award to the Board of Directors for approval.  No amount will be payable to Participant in the absence of approval by the Board of Directors.

6.     Vesting on Termination of Employment.

(a)     Due to Death, Disability, Retirement, Impaction or Change in Control.  Upon Participant’s Termination of Employment due to death, Disability, Retirement, Impaction or Change in Control prior to the end of the Performance Period, Participant shall vest in a pro rata portion of the Award to which Participant is entitled at the end of the Performance Period based on the level of achievement of the Performance Goals described in Section 4(a) and (b).  The Payment to which Participant is entitled for the pro rata portion of the vested Award shall be based on the number of full months included in the Performance Period as of the date of Participant’s Termination of Employment compared to the number of full months included in the Performance Period.  The amount of the Award to which Participant is entitled hereunder shall be determined at the conclusion of the Performance Period based upon actual performance during the Performance Period.  The Award, if any, shall be paid at the time and in the form described in Section 7.

(b)     Involuntary or Voluntary Termination of Employment for Other Reasons.  Subject to Section 6(c), upon Participant’s involuntary or voluntary Termination of Employment for any reason other than those set forth in Section 6(a), the Award, if not previously vested, shall be canceled and forfeited immediately.

(c)     Termination for Cause.  Upon Participant’s Termination of Employment for Cause, Participant’s right to any Award hereunder shall be canceled and forfeited immediately.

7.     Form and Timing of Payment. Participant will receive the payment of the Award, if any, in one lump sum cash payment on or before March 15, 2012.

8.     Withholding and Deductions.  Company is authorized to withhold from any payments called for by this Agreement all withholding and other taxes due to the federal and any state governments and to take such other action as Company may deem necessary or advisable to enable Company and Participant to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any payment.

9.     Non-Assignability.  The Award and Participant’s rights under this Agreement shall not be transferable other than by will or by the laws of descent and distribution.  The Performance Cash Award is otherwise non-assignable.  (See Section 14 of the Plan).  The terms of this Agreement and the Plan shall be binding on the executors, administrators, heirs and successors of Participant.

10.    Employment Agreement.  Notwithstanding anything to the contrary contained in this Agreement, (a) neither the Plan nor this Agreement is intended to create an express or implied contract of employment for a specified term between Participant and Company and (b) unless otherwise expressed or provided, in writing and by an authorized officer, the employment relationship between Participant and Company shall be defined as “employment at will” wherein either party, without prior notice, may terminate the relationship with or without cause.

11.     Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan.  The Committee shall have the sole and complete discretion with respect to the interpretation of this Agreement and the Plan, and all matters reserved to it by the Plan.  The decisions of the majority of the Committee with respect thereto and to this Agreement shall be final and binding upon Participant and Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

12.    Waiver and Modification.  The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing signed by Company.

13.    Validity and Construction. The validity and construction of this Agreement shall be governed by the laws of the State of New Mexico.

MANY OF THE PROVISIONS OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN.  TO THE EXTENT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.

IN WITNESS WHEREOF, Company has caused this Performance Cash Award Agreement to be executed on ____________ ___, 2009, by its duly authorized representative.

PNM RESOURCES, INC.

By
     Alice A. Cobb
     Senior Vice President and
     Chief Administrative Officer